Exhibit 99.1

ChineseInvestors.com, Inc. Moves Toward Operating its own Bitcoin ATM Network in California, with Plans to Expand to Serve Other Chinese Communities throughout the United States

New York, NY (July 10, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, announced today that it has retained the law firm of CKR Law, LLP to assist it with setting up its own Bitcoin ATM network in California, with the first Machines to be placed in Chinese Communities in the Los Angeles area. Once this network is established in California, the Company plans to expand to serve other Chinese Communities throughout the United States.

Since first entering into the Bitcoin ATM market through a successful shared Hosting Agreement in 2017, the Company recognizes the opportunity to increase its margins on the Bitcoin ATM business by operating its own Bitcoin ATM network.

“With the regulatory world changing in the cryptocurrency sector, we feel that it is important to retain legal counsel with a proven track record in this industry to assist us in setting up our own Bitcoin ATM network and eventually expanding it to cover other Chinese Communities in the United States,” says CEO Warren Wang. “In addition to continuing to provide investors with news about digital currency, ChineseInvestors.com, Inc. looks forward to continuing to make it convenient and easy for Chinese Investors to purchase Bitcoin by providing access to on site customer service representatives available to provide instruction regarding the Bitcoin ATM in both Chinese and English.”

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

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